Third Quarter 2017

Questions and Answers

October 31, 2017

Cautionary Note Regarding Forward-Looking Statements

This document contains information that may constitute “forward-looking statements” within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its consolidated subsidiaries.

Topical

1.	Where do lead times currently stand?
Lead times for hot-rolled coil products are approximately four and a half weeks.

2.	What was your utilization rate in 3Q 2017, excluding the temporarily idled Granite City Works?
Our reported Flat-Rolled raw steel capability utilization rate in 3Q 2017 was 66% based on 17 million net tons of annual capability. The Flat-Rolled raw steel capability utilization, excluding the 2.8 million net tons of raw steel capability of Granite City Works that is currently idled, was 79%.

3.	What impact did Hurricane Harvey have on your operations?
Efforts continue to recover from the effects of Hurricane Harvey across the Houston area. Our Offshore Operations - Houston (OOH) facility was our only operating plant that sustained damage. With the dedication and commitment of our employees, OOH was back in operation within one week, supporting the needs of our customers.

4.	What is your current Tubular operating configuration?
In response to the energy sector downturn and unfairly traded imports, we idled certain facilities within the segment while permanently shutting down other facilities. We permanently shut down the Lorain Tubular #4 mill, Lone Star #1 mill, and Bellville Tubular Operations. The assets at our McKeesport Operations have been sold. We also permanently shut down the Lorain #6 Quench and Temper mill in March 2017, and have decided to relocate the equipment to one of several other sites under consideration to optimize our operations.

We are currently operating our seamless mills in Fairfield, AL and Lorain, OH. Our seamless mill in Fairfield produces mid-range diameter pipe, while our Lorain #3 mill produces large diameter pipe that has historically been used for off-shore drilling. We are currently purchasing rounds from third parties to feed our seamless mills. We restarted our Lone Star #2 welded mill in late April.

The construction of the EAF at Fairfield Works, which began in 2Q 2015, was suspended in December 2015 until market conditions, which included high levels of unfairly traded imports, improve. A decision to resume the EAF project would require a sustained improvement in demand from domestic producers in the oil and gas market.

Should the EAF be completed, it will be part of the Tubular segment operationally and supply rounds to our Fairfield and Lorain seamless mills. The Tubular segment would become self-sufficient for its rounds needs. Given the permanent shut down of over half of our welded capacity, future substrate requirements from the Flat-Rolled segment will be significantly lower than in the past.

Strategic

5.	Can you tell us more about your asset revitalization program?

Why are you doing it?

The performance expectations of our customers are constantly increasing, and we need to be investing in our assets at a pace that will allow us to keep up with these increasing standards. On the quality side, we need to reduce our existing claim rates, and on the delivery side, consistency is the key. As part of the asset revitalization program we plan to increase our spending on critical infrastructure in order to reduce major events that disrupt our entire supply chain and cause unplanned downtime, and improve our reliability centered maintenance capabilities.

How long will it take?

In order to ensure that we obtain the desired results from our asset revitalization efforts, it was necessary to properly plan and schedule a large number of projects. The development and scheduling of these projects required the input and coordinated efforts of hundreds of people from across the Flat-Rolled segment footprint. Once the project portfolio was prepared and optimized, actual implementation efforts needed to be coordinated with production and maintenance schedules to minimize the disruption to production operations. The work requires outages on many facilities and we are making sure we can support our customers at the same time as we revitalize our assets. As a result, we expect the implementation schedule will stretch over a period of three to four years.

6.	How are you responding to the threat from alternate materials and solutions in the auto industry?
We expect that advanced high strength steel (AHSS) demand in the automotive industry will continue to grow. We believe AHSS provides a strong and viable solution for our customers and we are leading the development and commercialization of AHSS in North America.

Since the creation of our Automotive Solutions Commercial Entity in November 2014, we have assembled a strong and experienced technical team that has been working with Original Equipment Manufacturers (OEMs) and tier suppliers on tooling design and requirements. We have made progress developing AHSS for automotive applications up to and including Generation 3 steels that possess unique properties in terms of strength, formability, and toughness for light weighting and crash worthiness. We continue to work closely with OEMs, tier suppliers, and prototype shops on specific applications for their use incorporating advanced analytic techniques for geometry, grade, and gauge redesign.

A new continuous galvanizing line (CGL) will be constructed at our PRO-TEC joint venture. This investment is in response to an increased demand for AHSS. The CGL is the first of its kind and will have a yearly capacity of 500,000 tons. This line will allow PRO-TEC to utilize a proprietary process for making our Generation 3 steels with a hot-dipped zinc coating. The $400 million investment is financed entirely by PRO-TEC.
The continued development of AHSS, particularly Generation 1+ and Generation 3 AHSS, enables us to provide our automotive customers with a steel intensive total vehicle solution. These solutions will help our customers meet the CAFE and safety standards of future vehicles at a very attractive and competitive value proposition compared with potential alternative materials.

Modeling

7.	Can you provide more details on your agreements to sell iron ore pellets to third party customers, and how you will be reporting earnings for those sales?
We have entered into iron ore pellet supply agreements with both domestic and international customers, under various terms and conditions. There are both short-term and multi-year agreements. Pricing terms include both fixed and adjustable arrangements. There also are both fixed and requirements based volume arrangements. Our iron ore mining operations are part of our Flat-Rolled segment. Results from iron ore pellet sales to third party customers are reported in our Flat-Rolled segment results and are not reported separately.

8.	How does the seasonality of iron ore shipments impact your financial results?
Our mining operations are unable to ship pellets to our blast furnaces in the U.S. and to our third party customers for much of 1Q because the Soo Locks, which connect Lake Superior with the lower Great Lakes, are typically closed from mid-January to late March. Our mining operations still produce pellets in those months, but at a lower volume. This scenario negatively impacts our financial results due to the operating inefficiencies that result from running at lower production volumes with increased spending due to planned maintenance resulting in a higher cost per ton.

The graphic below illustrates the seasonality of pellet shipments.

9.	What is your exposure to changes in global metallurgical coal costs?
In January 2017, we disclosed that we expected our delivered coal cost for our U.S. operations to increase by $19/ton in 2017 compared to 2016 coal costs.

Our annual coal requirements have decreased as we permanently shut down cokemaking capacity concurrent with the permanent shutdown of steelmaking capacity in 2014. Our current domestic cokemaking operations, plus the Suncoke Gateway operations, running at full capacity would consume approximately 6.5 to 7.0 million tons of coal annually, which would support approximately 16 million tons of raw steelmaking capacity.

We purchase coal for our European operations under arrangements that typically have quarterly pricing resets. Our European cokemaking operations running at full capacity would consume approximately 2 million tons of coal annually, which would support approximately 4.5 million tons of raw steelmaking capacity.

Trade

10.	What is Section 232 and what is the current expectation for an announcement from the Administration?
On April 19, 2017, the Secretary of Commerce initiated an investigation under Section 232 of the Trade Expansion Act of 1962 to determine the effects of steel imports on U.S. national security. On May 24, 2017, we testified at the U.S. Department of Commerce (DOC) public hearing and remain actively engaged with the Administration in the investigation. On the basis of a report by the Secretary of Commerce that imports are harming national security, the President has the authority to act broadly to adjust imports.

American-made steel provides a foundation of strength for our country. For too long, China and other nations have undercut the American steel industry by subsidizing their steel industries, distorting global markets, and dumping excess steel into the United States. This threat to our national security and economy must be addressed. A comprehensive, broad-based Section 232 remedy is warranted.

We appreciate that the DOC must take the time necessary to responsibly conduct its investigation in a thorough manner consistent with the requirements of the law. We look forward to the completed report being sent to the President.

11.	What is the current status of your Section 337 filing?
In April 2016, we launched a case under Section 337 of the Tariff Act of 1930 against Chinese steel producers and their distributors. The complaint alleged three causes of action: 1) illegal conspiracy to fix prices and control output and export volumes; 2) the theft of trade secrets through industrial espionage; 3) circumvention of duties by false designation of origin (FDO). In February 2017, we voluntarily withdrew our trade secret claim, but preserved the right to refile at a later date.

On November 25, 2016, the Administrative Law Judge (ALJ) issued an order dismissing the antitrust claims. However, the U.S. International Trade Commission (USITC) granted our petition to review the ALJ's initial determination to terminate the antitrust portion of the litigation. A hearing on that review was held on April 20, 2017. We are awaiting the USITC’s decision. On October 2, 2017, the ALJ terminated the FDO claim. Although we strongly disagree with the ALJ’s decision, we do not intend to pursue an appeal. Refer to our quarterly report on Form
10-Q for further information.

General

12.	Your stock price has been very volatile. Why is this so and what are you doing to reduce the impact of cyclicality on your results?
The global steel industry is a cyclical industry and steel selling prices can change fairly quickly. Our operating configuration has significant leverage to steel selling price and volume changes to both the upside and the downside, resulting in significant earnings volatility on a quarter-to- quarter basis. The volatility of our earnings is also affected by the consistency and reliability of our operations. Our objective is to create a lower and more flexible cost structure, as well as more flexible and reliable operations in order to mitigate the financial impact of this volatility.

Our asset revitalization program is a comprehensive investment plan with a continuous focus on improving safety, quality, delivery, and costs. As we revitalize our assets, we expect to increase profitability, productivity, operational consistency, and reduce volatility.

While we cannot control or reduce the cyclicality of the global steel industry, we can control our costs and create a more flexible business model that will produce stronger and more consistent results across industry cycles.

13.	Is the Carnegie Way just a cost cutting initiative?
No - it is much more than a cost cutting initiative, improving all our core business processes, including commercial, manufacturing, supply chain, procurement, innovation, and functional support. Carnegie Way is our culture and the way we run the business. We focus on our strengths and how we can create the most value for our stockholders and best serve our customers.

We have achieved sustainable cost improvements that enable us to better serve our customers and reward our stakeholders. Additionally, if we find that changes cannot be implemented and value cannot be created for our customers and stockholders, we exit those underperforming areas. Opportunities are greatest where we make money for our stockholders and our customers. When we deliver value, we can provide good jobs and benefits to our employees and help support the communities in which we do business.

14.	You have mentioned that there is increased focus on earning economic profit. What is the definition of economic profit?
The term profit typically refers to any positive income for a business enterprise. Economic profit has a higher threshold and refers to income in excess of an enterprise’s weighted average cost of capital, which includes the cost of equity as well as the cost of debt. Economic profit is true value creation as it provides stockholder returns above the weighted average cost of capital.